Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, August 1, 2017

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2017 RESULTS

Cleveland, Ohio, Tuesday, August 1, 2017 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $6.8 million, or $0.99 per diluted share, and revenues of $181.1 million for the second quarter of 2017 compared with consolidated net income of $3.1 million, or $0.45 per diluted share, and revenues of $178.0 million for the second quarter of 2016.
The Company reported net income for the six months ended June 30, 2017 of $11.8 million, or $1.72 per diluted share, and revenues of $349.7 million compared with net income of $5.9 million, or $0.86 per diluted share, and revenues of $351.4 million for the first six months of 2016.
While North American Coal's Centennial mining operations in Alabama have ceased, certain wind-down and reclamation activities are continuing. Because Centennial no longer has active mines, management believes presenting the 2017 and 2016 reported U.S. GAAP financial results on an adjusted basis to exclude Centennial's results will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. "Adjusted Income Before Tax" and "Adjusted income" in this press release refer to income before income tax and net income adjusted to exclude Centennial's results. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 12 and 13.
Excluding Centennial, NACCO's 2017 second quarter consolidated Adjusted income was $5.9 million, or $0.86 per diluted share, compared with consolidated Adjusted income of $4.3 million, or $0.63 per diluted share for the second quarter of 2016. NACCO's consolidated Adjusted income for the six months ended June 30, 2017 was $11.7 million, or $1.70 per diluted share compared with consolidated Adjusted income of $9.0 million, or $1.32 per diluted share, for the six months ended June 30, 2016.
Consolidated Adjusted EBITDA for the second quarter of 2017 and the trailing twelve months ended June 30, 2017 was $15.2 million and $87.2 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined on page 10. For a reconciliation of GAAP results to Adjusted EBITDA, also see page 10.
The Company had cash on hand of $60.2 million as of June 30, 2017 compared with $80.6 million as of December 31, 2016 and $34.3 million as of June 30, 2016. Debt as of June 30, 2017 was $123.4 million compared with $134.8 million as of December 31, 2016 and $151.2 million as of June 30, 2016.
Since the inception of a stock repurchase program announced in May 2016, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, NACCO has repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million. The Company did not repurchase any shares during the second quarter of 2017.

Detailed Discussion of Results
North American Coal - Second Quarter Results

North American Coal's deliveries for the second quarter of 2017 and 2016 were as follows:

	2017	2016
Coal tons sold	(in millions)
Unconsolidated mines	7.5	6.7
Consolidated mines	0.7	0.6
Total coal tons sold	8.2	7.3
Limerock deliveries (cubic yards)	7.9	7.1

North American Coal reported net income of $8.4 million and revenues of $28.1 million in the second quarter of 2017, compared with net income of $3.3 million and revenues of $23.1 million in the second quarter of 2016. North American Coal reported income before income tax of $10.3 million in the second quarter of 2017 compared with income before income tax of $1.7 million in the second quarter of 2016.
Revenues increased primarily as a result of an increase in tons sold at Mississippi Lignite Mining Company due to higher customer requirements and an increase in royalty and other income.
Centennial reported operating profit of $1.4 million in the second quarter of 2017, compared with an operating loss of $1.9 million in the second quarter of 2016. Centennial's operating results improved from the prior year primarily due to a $2.3 million gain on sale of a dragline and the absence of a $0.7 million net loss on the sale of assets in the second quarter of 2016.
Excluding Centennial, North American Coal reported Adjusted income of $7.6 million and Adjusted income before income tax of $8.8 million for the second quarter of 2017 compared with Adjusted income of $4.5 million and Adjusted income before income tax of $3.6 million for the second quarter of 2016. The increase in Adjusted income is primarily due to higher royalty and other income. The 2016 second quarter Adjusted income before income tax includes $2.2 million of other expense related to the reversal of a receivable associated with an uncertain tax position. There was minimal impact on Adjusted income as the other expense was offset by a corresponding income tax benefit of $2.3 million, also recorded in the second quarter of 2016, due to the reversal of the uncertain tax position.
For the six months ended June 30, 2017, North American Coal reported net income of $17.7 million and revenues of $56.4 million compared with net income of $11.6 million and revenues of $53.4 million for the six months ended June 30, 2016. Excluding Centennial, North American Coal reported Adjusted income of $17.6 million for the six months ended June 30, 2017 compared with Adjusted income of $14.7 million for the six months ended June 30, 2016.

North American Coal - Outlook
North American Coal expects an increase in tons sold in the second half of 2017 compared with the second half of 2016 and expects a moderate increase in tons sold over the first half of 2017. Income before income tax is also expected to increase in the remainder of 2017 compared with the second half of 2016, resulting in a substantial increase in full-year 2017 income before income tax, including and excluding the effect of Centennial's 2016 asset impairment and legal resolution charges.
Income before income tax in the second half of 2017 is expected to benefit from lower lease-related expenses and lower employee-related costs. These improvements are expected to be partially offset by a substantial decrease in Mississippi Lignite Mining Company's second-half 2017 results compared with both the prior year and first half of 2017, primarily as a result of reduced customer requirements, and lower results from North American Mining's consolidated limerock mining operations. For the second half of 2017, Centennial's operating loss is expected to be comparable to the second half of 2016, excluding Centennial's 2016 impairment charge, legal resolution charges and mine reclamation adjustment. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
Income before income tax for the second half of 2017 is also expected to benefit from an increase in earnings from the unconsolidated mining operations due to the start of production at Bisti Fuels on January 1, 2017. In addition, at North American Mining Company's unconsolidated operations, mining commenced in 2016 at additional limerock quarries for an existing customer and for a new customer, and in June 2017, North American Mining signed a new contract with a new limerock customer for operations that commenced in July 2017. All of these new North American Mining operations are also expected to contribute to the increase in income from the unconsolidated mining operations.
In 2016, one of North American Coal's unconsolidated mines, Liberty Fuels Mine, began delivering coal to its customer, Mississippi Power Company, for facility testing and commissioning at Mississippi Power's Kemper County energy facility. On June 28, 2017, Southern Company and its subsidiary, Mississippi Power, issued a press release announcing they were immediately suspending start-up and operations activities involving the coal gasifier portion of the Kemper County energy facility. Liberty Fuels is the sole supplier of coal to fuel the gasifier. At this time, the future of the Kemper County coal gasification facility is uncertain, and therefore the future of the Liberty Mine is uncertain. North American Coal will continue to operate under its contract with Mississippi Power and will support its customer pending a final decision on the continued operation of the gasifier and the Liberty Mine. The terms of the contract specify that Mississippi Power is responsible for all mine closure costs, should that be required, with the Liberty Mine specified as the contractor to complete final mine closure. Should the decision to suspend operations of the gasifier and mine become permanent, it will unfavorably affect North American Coal's long-term earnings under its contract with Mississippi Power. This reduction in earnings would unfavorably affect North American Coal's longer-term goal to increase the earnings of its unconsolidated operations by approximately 50% from the 2012 level of $42.5 million. Production levels at Liberty Fuels were expected to increase gradually and build to full production of approximately 4.5 million tons of coal annually beginning in 2023.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal will be re-evaluating its outlook for its coal deliveries to its customers' coal-fired power plants, and commensurate with this, its long-term financial goal. North American Coal expects to continue efforts to develop opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and where it might provide other value-added services.
Cash flow before financing activities is expected to be strong in 2017 but decrease significantly in both the second half and for the full year compared with the same periods in 2016.

Capital expenditures are estimated to be approximately $15 million in 2017, of which $5.7 million was expended in the first half of 2017.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $3.2 million and revenues of $127.6 million for the second quarter of 2017 compared with net income of $2.9 million and revenues of $127.1 million for the second quarter of 2016. Operating profit increased to $5.2 million in the second quarter of 2017 from $4.7 million in the second quarter of 2016.
Both operating profit and net income increased in the second quarter of 2017 compared with the prior year on comparable revenues. The increases were primarily due to an improvement in gross profit, which increased as a result of lower costs and an increase in sales of higher-margin and higher-priced products. Higher selling, general and administrative expenses, primarily as a result of an increase in employee-related costs, partially offset these improvements.
For the six months ended June 30, 2017, Hamilton Beach reported net income of $3.9 million and revenues of $241.7 million compared with net income of $2.7 million and revenues of $242.8 million for the six months ended June 30, 2016.

Hamilton Beach - Outlook
Overall consumer confidence and changing consumer buying patterns continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances. In this context, U.S. and Canadian consumer retail markets for small kitchen appliances in the second half of 2017 are expected to be comparable to the second half of 2016, while international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately. Sales are expected to continue to shift from in-store channels to internet sales channels.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both retail and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the Internet, including the addition of a new CHI®-branded garment care line under a multi-year licensing deal, which began initial shipments during the first half of 2017 and is gaining distribution traction. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products. Hamilton Beach's robust commercial and retail product pipeline is expected to affect both revenues and operating profit positively.
As a result of this market environment and new product introductions, Hamilton Beach's sales volumes and revenues are expected to increase in the second half of 2017 compared with the second half of 2016, resulting in overall modest full-year increases provided consumer spending is at expected levels. These increases are expected to be slightly more than the anticipated market growth due to enhanced distribution and increased higher-margin product placements resulting from the execution of the company's strategic initiatives, both domestically and internationally.
Net income in the second half of 2017 and for full-year 2017 is expected to increase modestly compared with the prior year periods as benefits from increased revenues are expected to be partially offset by the costs to implement Hamilton Beach's strategic initiatives, as well as increased distribution, advertising and employee-related costs. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely, and intends to continue to adjust product prices and product placements as market conditions permit.
For both the second half and full-year 2017, cash flow before financing activities is expected to be substantial but lower than full-year 2016. Capital expenditures are expected to be approximately $7 million in 2017, of which approximately $2 million was expended in the first half of 2017.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported revenues of $25.9 million for the second quarter of 2017 compared with revenues of $28.6 million for the second quarter of 2016 and a net loss of $2.0 million for both of the 2017 and 2016 second quarters. At June 30, 2017, Kitchen Collection operated 209 stores compared with 220 stores at June 30, 2016 and 223 stores at December 31, 2016.
The decrease in revenues was primarily due to the effect of closing 20 underperforming stores since June 30, 2016 and a decline in comparable store sales. The decrease in comparable store sales was mainly attributable to fewer customer visits, which also resulted in a decline in the number of store transactions. Sales at newly opened Kitchen Collection® stores partially offset the revenue decrease.
Despite a decrease in revenues, the second quarter 2017 net loss was comparable to the prior year quarter.
For the six months ended June 30, 2017, Kitchen Collection reported a net loss of $4.1 million and revenues of $52.5 million compared with a net loss of $3.8 million and revenues of $57.0 million for the six months ended June 30, 2016.

Kitchen Collection - Outlook
A shift in consumer shopping patterns has led to declining consumer traffic to physical retail locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. These factors are expected to increasingly minimize Kitchen Collection's target consumers' spending on housewares and small appliances in mall locations. Given this market environment, Kitchen Collection closed 18 stores in the first half of 2017, and it expects to continue to aggressively manage its store portfolio with a continued focus on a smaller core group of profitable Kitchen Collection® outlet stores in more favorable mall locations. As a result of these actions, Kitchen Collection anticipates revenues and results to continue to decline in the second half of 2017 compared with the second half of 2016, with full-year 2017 operating results also expected to decrease compared with 2016. Kitchen Collection expects 2017 cash flow before financing activities to be close to break even. Capital expenditures are expected to be approximately $1.5 million in 2017, of which $0.5 million was expended in the first half of 2017.

Kitchen Collection aims to provide consumers with products they want at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing expense structure are expected to generate improved operating profit over time. As a result, Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future market rebound.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, August 2, 2017 at 9:30 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 32265523, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 9, 2017. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of income before tax, net income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are GAAP financial measures adjusted to exclude Centennial. Adjusted EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the potential closure of the Liberty Mine in Mississippi, (2) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) changes in the costs to reclaim North American Coal mining areas, (9) costs to pursue and develop new mining opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) the timing and pricing of transactions to dispose of assets at the Centennial operations, (12) delays or reductions in coal deliveries at North American Coal's newer mines, and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.
Kitchen Collection: (1) increased competition, including through online channels, (2) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (3) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (4) changes in costs, including transportation costs, of inventory, (5) delays in delivery or the unavailability of inventory, (6) customer acceptance of new products, (7) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (8) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, consumer, commercial and specialty small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides value-added services for natural resource companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$181,076	$178,007	$349,658	$351,428
Cost of sales	137,648	137,478	267,095	270,894
Gross profit	43,428	40,529	82,563	80,534
Earnings of unconsolidated mines	13,475	13,035	28,430	25,683
Operating expenses
Selling, general and administrative expenses	47,999	46,870	94,192	92,885
Amortization of intangible assets	964	826	1,896	1,808
(Gain) loss on sale of assets	(2,641)	658	(3,044)	902
	46,322	48,354	93,044	95,595
Operating profit	10,581	5,210	17,949	10,622
Other (income) expense
Interest expense	1,390	1,470	2,737	2,975
Income from other unconsolidated affiliates	(311)	(303)	(619)	(606)
Closed mine obligations	352	349	735	725
Other, net, including interest income	(326)	2,017	(1,028)	2,070
	1,105	3,533	1,825	5,164
Income before income tax provision (benefit)	9,476	1,677	16,124	5,458
Income tax provision (benefit)	2,688	(1,439)	4,358	(460)
Net income	$6,788	$3,116	$11,766	$5,918

Basic earnings per share	$0.99	$0.45	$1.73	$0.86
Diluted earnings per share	$0.99	$0.45	$1.72	$0.86

Dividends per share	$0.2725	$0.2675	$0.5400	$0.5300

Basic Weighted Average Shares Outstanding	6,835	6,856	6,818	6,853
Diluted Weighted Average Shares Outstanding	6,850	6,874	6,847	6,878

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In thousands)
Revenues
North American Coal	$28,100	$23,089	$56,400	$53,376
Hamilton Beach	127,574	127,054	241,728	242,794
Kitchen Collection	25,868	28,634	52,533	57,017
Eliminations	(466)	(770)	(1,003)	(1,759)
Total	$181,076	$178,007	$349,658	$351,428

Operating profit (loss)
North American Coal	$10,876	$4,823	$22,202	$14,565
Hamilton Beach	5,164	4,696	5,946	4,763
Kitchen Collection	(3,008)	(3,011)	(6,287)	(5,901)
NACCO and Other	(2,459)	(1,297)	(3,979)	(2,738)
Eliminations	8	(1)	67	(67)
Total	$10,581	$5,210	$17,949	$10,622

Income (loss) before income tax provision (benefit)
North American Coal	$10,255	$1,729	$20,892	$10,645
Hamilton Beach	5,092	4,620	6,194	4,218
Kitchen Collection	(3,101)	(3,079)	(6,433)	(6,016)
NACCO and Other	(2,778)	(1,592)	(4,596)	(3,322)
Eliminations	8	(1)	67	(67)
Total	$9,476	$1,677	$16,124	$5,458

Net income (loss)
North American Coal	$8,438	$3,324	$17,727	$11,577
Hamilton Beach	3,195	2,934	3,884	2,673
Kitchen Collection	(1,970)	(1,954)	(4,113)	(3,822)
NACCO and Other	(2,132)	(1,118)	(3,470)	(2,185)
Eliminations	(743)	(70)	(2,262)	(2,325)
Total	$6,788	$3,116	$11,766	$5,918

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	9/30/2016	12/31/2016	3/31/2017	6/30/2017	6/30/2017 Trailing 12 Months
	(In thousands)
Net income (loss)	$(442)	$24,131	$4,978	$6,788	$35,455
Centennial asset impairment charge	17,443	—	—	—	17,443
Income tax provision (benefit)	(544)	5,867	1,670	2,688	9,681
Interest expense	1,322	1,395	1,347	1,390	5,454
Interest income	(56)	(66)	(69)	(130)	(321)
Depreciation, depletion and amortization expense	5,215	5,353	4,488	4,417	19,473
Adjusted EBITDA*	$22,938	$36,680	$12,414	$15,153	$87,185

* Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income (loss) before asset impairment charges and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In thousands)
Gross loss - Centennial	$(1,169)	$(1,056)	$(2,530)	$(3,885)
Gross profit - other consolidated mines	3,153	2,697	6,531	9,066
Gross profit - royalty and other	2,660	648	5,235	3,136
Total gross profit	4,644	2,289	9,236	8,317
Earnings of unconsolidated mines	13,475	13,035	28,430	25,683
Operating expenses
Selling, general and administrative expenses	9,249	9,346	17,283	17,395
Amortization of intangibles	619	481	1,206	1,118
(Gain) loss on sale of assets	(2,625)	674	(3,025)	922
Operating profit	10,876	4,823	22,202	14,565
Other expense	621	3,094	1,310	3,920
Income before income tax provision (benefit)	$10,255	$1,729	$20,892	$10,645
Elimination of Centennial:
Gross loss - Centennial	1,169	1,056	2,530	3,885
Other Centennial adjustments	(2,583)	849	(2,706)	1,158
Total Centennial adjustments	(1,414)	1,905	(176)	5,043

Adjusted North American Coal income before income tax provision (benefit) (1)	$8,841	$3,634	$20,716	$15,688

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income Before Income Tax measured in accordance with U.S. GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using this non-GAAP financial measure. See page 12 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
	(In thousands)
Balance at beginning of period	$18,368	$19,437	$18,171	$19,084
Liabilities settled during the period	(33)	(303)	(94)	(1,056)
Accretion expense	258	283	516	565
Revision of estimated cash flows	—	—	—	824
Balance at end of period	$18,593	$19,417	$18,593	$19,417

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended June 30, 2017			Six Months Ended June, 2017
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$28,100	$—	$28,100	$56,400	$—	$56,400

North American Coal Gross profit	$4,644	$1,169	$5,813	$9,236	$2,530	$11,766

North American Coal (Gain) loss on sale of assets	$(2,625)	$2,618	$(7)	$(3,025)	$2,777	$(248)

North American Coal Operating profit	$10,876	$(1,449)	$9,427	$22,202	$(247)	$21,955
North American Coal Other (income) expense	621	(35)	586	1,310	(71)	1,239
North American Coal Income before income tax provision	10,255	(1,414)	8,841	20,892	(176)	20,716
North American Coal Income tax provision (1)	1,817	(537)	1,280	3,165	(67)	3,098
North American Coal Net income	$8,438	$(877)	$7,561	$17,727	$(109)	$17,618

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$23,089	$(322)	$22,767	$53,376	$(655)	$52,721

North American Coal Gross profit	$2,289	$1,056	$3,345	$8,317	$3,885	$12,202

North American Coal (Gain) loss on sale of assets	$674	$(679)	$(5)	$922	$(932)	$(10)

North American Coal Operating profit	$4,823	$1,866	$6,689	$14,565	$4,964	$19,529
North American Coal Other (income) expense	3,094	(39)	3,055	3,920	(79)	3,841
North American Coal Income before income tax provision (benefit)	1,729	1,905	3,634	10,645	5,043	15,688
North American Coal Income tax provision (benefit) (1)	(1,595)	724	(871)	(932)	1,916	984
North American Coal Net income	$3,324	$1,181	$4,505	$11,577	$3,127	$14,704

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended June 30, 2017			Six Months Ended June, 2017
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$181,076	$—	$181,076	$349,658	$—	$349,658

(Gain) loss on sale of assets	$(2,641)	$2,618	$(23)	$(3,044)	$2,777	$(267)

Operating profit	$10,581	$(1,449)	$9,132	$17,949	$(247)	$17,702
Other expense	1,105	(35)	1,070	1,825	(71)	1,754
Income before income tax provision	9,476	(1,414)	8,062	16,124	(176)	15,948
Income tax provision(1)	2,688	(537)	2,151	4,358	(67)	4,291
Net income	$6,788	$(877)	$5,911	$11,766	$(109)	$11,657

Basic earnings per share	$0.99		$0.86	$1.73		$1.71
Diluted earnings per share	$0.99		$0.86	$1.72		$1.70

Basic Weighted Average Shares Outstanding	6,835		6,835	6,818		6,818
Diluted Weighted Average Shares Outstanding	6,850		6,850	6,847		6,847

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$178,007	$(322)	$177,685	$351,428	$(655)	$350,773

(Gain) loss on sale of assets	$658	$(679)	$(21)	$902	$(932)	$(30)

Operating profit	$5,210	$1,866	$7,076	$10,622	$4,964	$15,586
Other expense	3,533	(39)	3,494	5,164	(79)	5,085
Income before income tax provision (benefit)	1,677	1,905	3,582	5,458	5,043	10,501
Income tax provision (benefit)(1)	(1,439)	724	(715)	(460)	1,916	1,456
Net income	$3,116	$1,181	$4,297	$5,918	$3,127	$9,045

Basic earnings per share	$0.45		$0.63	$0.86		$1.32
Diluted earnings per share	$0.45		$0.63	$0.86		$1.32

Basic Weighted Average Shares Outstanding	6,856		6,856	6,853		6,853
Diluted Weighted Average Shares Outstanding	6,874		6,874	6,878		6,878

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA (UNAUDITED)
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017 Adjusted	2016 Adjusted	2017 Adjusted	2016 Adjusted
	(In thousands)
Revenues
North American Coal	$28,100	$22,767	$56,400	$52,721
Hamilton Beach	127,574	127,054	241,728	242,794
Kitchen Collection	25,868	28,634	52,533	57,017
Eliminations	(466)	(770)	(1,003)	(1,759)
Total	$181,076	$177,685	$349,658	$350,773

Operating profit (loss)
North American Coal	$9,427	$6,689	$21,955	$19,529
Hamilton Beach	5,164	4,696	5,946	4,763
Kitchen Collection	(3,008)	(3,011)	(6,287)	(5,901)
NACCO and Other	(2,459)	(1,297)	(3,979)	(2,738)
Eliminations	8	(1)	67	(67)
Total	$9,132	$7,076	$17,702	$15,586

Income (loss) before income tax provision (benefit)
North American Coal	$8,841	$3,634	$20,716	$15,688
Hamilton Beach	5,092	4,620	6,194	4,218
Kitchen Collection	(3,101)	(3,079)	(6,433)	(6,016)
NACCO and Other	(2,778)	(1,592)	(4,596)	(3,322)
Eliminations	8	(1)	67	(67)
Total	$8,062	$3,582	$15,948	$10,501

Net income (loss)
North American Coal	$7,561	$4,505	$17,618	$14,704
Hamilton Beach	3,195	2,934	3,884	2,673
Kitchen Collection	(1,970)	(1,954)	(4,113)	(3,822)
NACCO and Other	(2,132)	(1,118)	(3,470)	(2,185)
Eliminations	(743)	(70)	(2,262)	(2,325)
Total	$5,911	$4,297	$11,657	$9,045

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.